August 29, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Sub-Item 77K of Sound Shore Fund, Inc.'s (the "Fund") Form N-SAR dated June 30, 2016, and have the following comments:

1. We agree with the statements made regarding matters related to and during Deloitte &Touche LLP's tenure as the Fund's Independent Registered Public Accounting Firm,
including the Fund's two most recent fiscal periods.

2. We have no basis on which to agree or disagree with the statements made regarding the Fund's Board of Directors' selection of BBD LLP to replace Deloitte & Touche LLP or consultations with BBD LLP by the Fund during the last two fiscal periods.

Yours Truly,
/s/ Deloitte & Touche LLP
New York, New York